Robert Weiss, Investor Relations            Gary V. Heesch, CEO
National Financial Network                  Wasatch Pharmaceutical, Inc.
(781) 444-6100 ext. 11                      (801) 566-9688


FOR IMMEDIATE RELEASE:


      WASATCH PHARMACEUTICAL SIGNS MULTIMILLION DOLLAR FINANCING AGREEMENT

      -- Company to Receive in Excess of $10 Million Over Next 36 Months --

Midvale, Utah - April 28, 2000: Wasatch Pharmaceutical, Inc. (OTC BB: WASP), a leader in the research, development and distribution of dermatological treatments for skin disorders including acne and psoriasis, today announced that it has signed a financing agreement with Aspen Financial Resources that will bring the Company more than $10 million over the next 36 months.

Under the terms of the agreement, Wasatch received an initial $1 million. Additional traunches of $500,000 will be distributed to the Company every 60 days for the next 36 months.

Wasastch chief executive officer, Gary V. Heesch, stated, "After a decade and a half of research and development of a cure for acne and other serious skin disorders, we are finally ready to begin to commercialize our product and treatment therapies. This financing will enable us to move forward with that process, as well as with the expansion of our chain of American Institute of Skin Care Clinics, and the introduction of our Internet Marketing Program."

Heesch continued, "Our funding agreement with Aspen Financial Resources will also enable us continue to add talented individuals to what we believe is one of the most focused groups in the field of dermatology."

Wasatch expects to issue additional information early next week.

Wasatch Pharmaceutical, Inc. is a leading research and development entity in the field of dermatology. The Company plans to establish a chain of 350 treatment clinics nationwide over the next 60 months. The Company anticipates the treatment clinics, coupled with an innovative Internet Marketing Plan, should generate revenues of more than $525 million by fiscal year 2005, the target date for completion of the centers.

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the Company's products, increased levels of competition, new products introduced by competitors, changes in the rates of subscriber acquisition and retention, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

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